Exhibit 99.1

Biocept Reports First Quarter 2015 Financial Results

Announces Increased Revenues and Strong Year-over-Year Growth in Test Volume

Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO (May 12, 2015) -- Biocept, Inc. (NASDAQ:BIOC), a molecular diagnostics company commercializing and developing liquid biopsies to improve the diagnosis and treatment of cancer, today reported financial results for the three months ended March 31, 2015.

Recent Business Highlights

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Expanded the Company’s non-small cell lung cancer (NSCLC) diagnostic capabilities to include biomarkers for EGFR mutations to assist in optimizing therapy for patients with NSCLC, adding to ALK and ROS1 biomarkers which were launched earlier this year.

•

Announced a collaboration with the University of California, San Diego Moores Cancer Center with the goal of demonstrating the clinical utility of the Company’s technology to detect and identify biomarkers in circulating tumor cells (CTCs) and circulating tumor DNA (ctDNA) from blood samples of patients with NSCLC.

•	Launched the c-MET amplification detection test, which assists physicians in identifying patients who may be receptive to certain gastric and NSCLC treatments.

“We are excited with the direction of our business and are encouraged by our momentum in introducing biomarkers for cancer treatment from a simple blood sample. During the first quarter, we expanded our physician customer base, commercialized additional biomarkers and improved our physician reports, all with the goal of helping to positively impact patient care. We believe we have the largest number of commercial biomarker assays for clinical treatment of patients of any company offering liquid biopsies,” said Michael W. Nall, President and CEO of Biocept. “With the completion of our recent capital raise, we believe we are well positioned to advance our commercial strategy while further enhancing our product portfolio.

“We are reporting increasing revenues for the first quarter and strong year-over-year growth in test volume,” he added. “We are working to secure routine usage by our customers while establishing the role of our tests in monitoring patients on therapy. Assisting our efforts is a growing body of clinical data to help move liquid biopsy to standard of care.”

“During March, we introduced new blood-test biomarkers to our NSCLC panel to analyze for EGFR mutations, which is particularly noteworthy as these are highly important markers in the detection and treatment of this disease,” he added. “NSCLC is among the most relevant applications for our liquid biopsy platform as collecting tissue from patients with lung cancer can be challenging, as patients may be too sick to undergo the surgical tissue biopsy procedure. Moreover, lung biopsies are impractical to do on an ongoing basis to monitor therapy. There is a clear medical need to deliver diagnostic results comparable to tissue biopsy from a simple blood test.”

First Quarter 2015 Financial Results

Biocept accessioned 247 commercial cases during the first quarter of 2015, up from 11commercial cases during the first quarter of 2014. Revenues from commercial cases are recognized as payment is collected, which can extend beyond the end of the quarter in which the cases were accessioned.

Revenues for the first quarter of 2015 increased to $150,000 from $28,000 for the first quarter of 2014. This growth includes a $135,000 increase in commercial test revenues primarily from higher commercial test volume, partially offset by a $13,000 decrease in development service revenues.

Cost of revenues was $857,000 for the first quarter of 2015, compared with $658,000 for the first quarter of 2014. This 30% increase corresponded with a more than four-fold increase in revenues. Higher cost of revenues was primarily attributable to a $143,000 increase in personnel and materials costs mainly related to higher test volume, and a $55,000 increase related to the larger number of samples processed during the first quarter of 2015.

Research and development expenses for the first quarter of 2015 decreased 7% to $942,000 from $1.0 million for the same period in 2014. The decrease was due primarily to $102,000 in non-recurring personnel costs primarily triggered by the Company’s initial public offering in February 2014, and a $55,000 decrease in sample volume related to research and development activities, partially offset by an $89,000 increase in costs related to bringing new test panels and biomarkers to market.

General and administrative expenses for the first quarter of 2015 decreased 31% to $1.3 million, compared with $1.9 million for the same period in 2014, primarily due to a $561,000 decrease in non-recurring compensation expense that was triggered by the initial public offering in February 2014.

Sales and marketing expenses for the first quarter of 2015 were $709,000, compared with $11,000 for the first quarter of 2014, with the increase primarily due to higher personnel-related expenses resulting from the deployment of the Company’s sales and marketing organization. During the first quarter of 2015 Biocept had an average of 11 employees in sales and marketing, compared with no significant sales and marketing function during the first quarter of 2014.

Net loss for the first quarter of 2015 was $3.8 million, or $0.37 per share based on 10.4 million weighted average shares outstanding. This compared with a net loss of $5.1 million, or $1.96 per share based on 2.6 million weighted average shares outstanding, for the first quarter of 2014. The lower net loss was primarily due to a decrease of $1.6 million in non-cash interest expense and change in fair value of warrant liability, as well as a $0.6 million decrease in stock-based compensation expense, both related to the Company’s initial public offering in February 2014, partially offset by increases associated with the deployment of the sales and marketing organization since the first quarter of 2014.

Biocept reported cash and cash equivalents of $19.3 million as of March 31, 2015, compared with $5.4 million as of December 31, 2014. In February 2015, the Company completed a follow-on offering of its common stock that together with the exercise of warrants raised net proceeds to the Company of $17.3 million.

Conference Call and Webcast

Biocept will hold a conference call on Tuesday, May 12, 2015 at 4:30 pm Eastern time to discuss these results and answer questions. The conference call can be accessed by dialing 877-407-4018 for domestic callers or 201-689-8471 for international callers. The conference ID number for both is 13608923. A live webcast of the conference call will be available on the investor relations page of the Company’s corporate website at www.biocept.com. The webcast will remain archived on Biocept’s website for one year.

A telephonic replay of the call will be available until May 19, 2015. The replay dial-in numbers are 877-870-5176 for domestic callers and 858-384-5517 for international callers. Please use event passcode 13608923.

About Biocept

Biocept, Inc. is a commercial-stage molecular diagnostics company that utilizes a proprietary technology platform and a standard blood sample to provide physicians with important prognostic and predictive information to enhance individual treatment of patients with cancer. Biocept’s technology platform captures and analyzes circulating tumor DNA, both in CTCs and in plasma (ctDNA). Biocept currently offers OncoCEE-GA™ for gastric cancer, OncoCEE-BR™ for breast cancer and OncoCEE-LU™ for non-small cell lung cancer, and plans to introduce CLIA-validated tests for colorectal, prostate and other solid tumors in the near term.

Forward-Looking Statements Disclaimer Statement

This news release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to be correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend" or "project," or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this news release are not strictly historical, including, without limitation, statements as to improvement of clinical outcomes, our impact on diagnostic standard of care, and our ability to advance our commercial strategy and further enhance our product portfolio, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our Securities and Exchange Commission (SEC) filings. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this news release. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law. Readers are advised to review our filings with the SEC at www.sec.gov.

CONTACT:

Investor Contact:

The Ruth Group

David Burke

(646) 536-7009

dburke@theruthgroup.com

Biocept, Inc.

CONDENSED BALANCE SHEETS

	December 31,	March 31,
	2014	2015
		(unaudited)
ASSETS
Cash and cash equivalents	$5,364,582	$19,294,706
Accounts receivable	10,600	15,600
Inventories, net	188,728	213,560
Prepaid expenses and other current assets	338,721	748,966
TOTAL CURRENT ASSETS	5,902,631	20,272,832
FIXED ASSETS, NET	662,422	626,681
TOTAL ASSETS	$6,565,053	$20,899,513
LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES	$1,430,783	$2,233,502
NON-CURRENT LIABILITIES, NET	5,354,839	5,083,216
TOTAL LIABILITIES	6,785,622	7,316,718
SHAREHOLDERS’ EQUITY/(DEFICIT)	(220,569)	13,582,795
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)	$6,565,053	$20,899,513

Biocept, Inc.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the three months ended March 31,
	2014	2015
	(unaudited)	(unaudited)
REVENUES	$28,275	$150,002
COST OF REVENUES	658,315	856,973
GROSS LOSS	(630,040)	(706,971)
OPERATING EXPENSES
Research and development	1,008,929	942,129
General and administrative	1,876,912	1,292,049
Sales and marketing	11,142	709,456
Total operating expenses	2,896,983	2,943,634
LOSS FROM OPERATIONS	(3,527,023)	(3,650,605)
INTEREST AND OTHER INCOME/(EXPENSE), NET	(1,600,848)	(149,199)
LOSS BEFORE INCOME TAXES	(5,127,871)	(3,799,804)
INCOME TAXES	—	(924)
NET LOSS & COMPREHENSIVE LOSS	$(5,127,871)	$(3,800,728)
NET LOSS PER SHARE
- Basic	$(1.96)	$(0.37)
- Diluted	$(1.96)	$(0.37)
WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	2,617,275	10,372,667
- Diluted	2,617,275	10,372,667